UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2007

ClearOne Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-17219	87-0398877
(Commission File Number)	(I.R.S. employer identification number)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 975-7200
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 30.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 40.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 4, 2005, ClearOne Communications, Inc. (“CLRO”) sold all of the issued and outstanding stock of its Canadian subsidiary, ClearOne Communications of Canada, Inc. (“ClearOne Canada”) to 6351352 Canada Inc., a Canada corporation (“Purchaser”). ClearOne Canada owned all the issued and outstanding stock of Stechyson Electronics, Ltd., which conducts business under the name OM Video (“OMV”). CLRO agreed to sell the stock of ClearOne Canada for $200,000 in cash; a $1,256,000 secured promissory note; and contingent consideration ranging from 3.0 percent to 4.0 percent of related gross revenues over a five-year period (“Earn-out Payment”). In June 2005, CLRO was advised that the OMV Purchaser had settled an action brought by the former employer of certain of OMV Purchaser’s owners and employees alleging violation of non-competition agreements. The settlement reportedly involved a cash payment and an agreement not to sell certain products for a period of one year. Based on an analysis of the facts and circumstances that existed, and considering the guidance from the SEC Rules and Regulations, “Gain Recognition on the Sale of a Business or Operating Assets to a Highly Leveraged Entity,” the gain was being recognized as cash was collected (as collection was not reasonably assured). Through December 31, 2005, all payments required through such date had been received and $854,000 of the promissory note remained outstanding; however, 6351352 Canada Inc. failed to make any subsequent, required payments under the note receivable until June 30, 2006, when CLRO received a payment of $50,000.

On January 22, 2007, the receivable, which remained in default, totaled approximately $1.2 million and consisted of (1) the promissory note balance of approximately $970,000, inclusive of interest and late fees and (2) the Earn-out Payment balance of about $250,000. After exploring several collection options CLRO, as the primary secured creditor, elected to appoint a receiver over the assets of OMV. Through receivership CLRO expects to collect a net total of approximately $400,000 to $600,000 of the receivable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE COMMUNICATIONS, INC.

Date: January 22, 2007	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
President and Chief Executive Officer

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